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Exhibit 10.7

        CONFIDENTIAL

SOUTHWEST WATER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

MASTER PLAN DOCUMENT

EFFECTIVE MAY 8, 2000

i

ARTICLE 10	Trust	14
10.1	Establishment of the Trust	14
10.2	Interrelationship of the Plan and the Trust	14
ARTICLE 11	Miscellaneous	15
11.1	Unsecured General Creditor	15
11.2	Employer's Liability	15
11.3	Nonassignability	15
11.4	Not a Contract of Employment	15
11.5	Furnishing Information	15
11.6	Terms	15
11.7	Captions	15
11.8	Governing Law	15
11.9	Notice	16
11.10	Successors	16
11.11	Spouse's Interest	16
11.12	Validity	16
11.13	Incompetent	16
11.14	Court Order	16
11.15	Distribution in the Event of Taxation	16
11.16	Legal Fees To Enforce Rights After a Post-Participation Change in Control	17

ii

SOUTHWEST WATER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective May 8, 2000

Purpose

        The purpose of this Plan is to provide specified benefits to a select group of management and highly compensated employees who contribute materially to the continued growth, development and future business success of SOUTHWEST WATER COMPANY, a Delaware corporation, and its subsidiaries and affiliates, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

ARTICLE 1
Definitions

        For purposes hereof, unless otherwise clearly apparent from the context, the following phrases or terms shall have the following indicated meanings:

1.1
"Actuarial Equivalent" shall mean an actuarial equivalent value of an amount payable in a different form and/or at a different date computed in accordance with actuarial principles, and based on the following actuarial assumptions:

Mortality:	1983 Group Annuity Table
Interest Rate:	Seven percent (7%)

  As the Committee deems necessary, in its sole discretion, the above actuarial assumptions may be adjusted from time to time, and no Participant shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted actuarial assumption; provided however that the mortality table shall assume no shorter life expectancies than the one provided above and provided further that the interest rate assumption shall not exceed seven percent (7%). In addition, the interest rate used by the Pension Benefit Guaranty Corporation to value immediate and deferred annuities shall be used at the time of a calculation under this Plan if its use will generate a greater benefit for or payment to a Participant, or create a greater contribution obligation to the Trust, than the interest rate set forth herein.

1.2
"Beneficiary" shall mean the individual, designated in accordance with Article 9, that is entitled to receive benefits under this Plan upon the death of a Participant.

1.3
"Beneficiary and Payment Designation Form" shall mean the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate a Beneficiary, in accordance with Article 9, and his or her initial payment elections, in accordance with Section 4.3.

1.4
"Board" shall mean the board of directors of the Company.

1..5
"Change in Control" shall mean ninety (90) days prior to the first to occur of any of the following events:

(a)
Any "person" (as that term is used in Section 13 and 14(d)(2) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of the Company's capital stock entitled to vote in the election of directors;

  (b)
  The shareholders of the Company approve any consolidation or merger of the Company, other than a consolidation or merger of the Company in which the holders of the common stock of the Company immediately prior to the consolidation or merger hold more than 50% of the common stock of the surviving corporation immediately after the consolidation or merger;

  (c)
  The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company;

  (d)
  The shareholders of the Company approve the sale or transfer of substantially all of the assets of the Company to parties that are not within a "controlled group of corporations" (as defined in Code Section 1563) in which the Company is a member;

  (e)
  The Company offers any equity security pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission under the Securities Act of 1933, as amended, other than in connection with an employee benefit plan; or

  (f)
  The shareholders of the Company approve any consolidation or merger of the Company with, or the Company is acquired in a tax-free reorganization defined in Code Section 368 by, a corporation that has previously offered an equity security pursuant to a registration statement filed with and declared effective by the Securities Exchange Commission under the Securities Act of 1933, as amended, other than in connection with an employee benefit plan, and such equity security remains outstanding after the merger or consolidation.

1.6
"Claimant" shall have the meaning set forth in Section 8.1.

1.7
"Code" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

1.8
"Committee" shall mean the committee described in Article 7.

1.9
"Company" shall mean Southwest Water Company, a Delaware corporation.

1.10
"Compensation" shall mean the annual base cash salary relating to services performed during any calendar year and reportable on Federal Income Tax Form W-2, whether or not paid in such calendar year or included on the Federal Income Tax Form W-2 for such calendar year. Compensation shall in no event include (whether or not included in the gross income or Federal Income Tax Form W-2 income of the Participant) cash or non-cash bonuses, overtime, relocation expenses, non-monetary awards, fringe benefits (cash or noncash), retainers, directors fees and other fees, severance allowances, pay in lieu of vacations, insurance premiums paid by an Employer, insurance benefits paid to the Participant or his or her beneficiary, equity based compensation arrangements such as stock option plans or phantom stock plans, Employer contributions to qualified or nonqualified plans, automobile allowances, or expense allowances paid to or for a Participant by any Employer.    Compensation shall, however, be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or non-qualified plans and shall be calculated to include amounts not otherwise included in the Participant's gross income under Code Sections 125, 402(e)(3), 402(h), or 403(b) pursuant to plans established by any Employer; provided however that all such amounts will be included in Compensation only to the extent that, had there been no such plan, the amount would have been payable in cash as part of the annual base cash salary to the Participant. The determination of Compensation in accordance with this definition shall be in the sole discretion of the Committee.

1.11
"Deduction Limitation" shall mean the following described limitation on a benefit that may otherwise be distributable pursuant to the provisions of this Plan. Except as otherwise provided, this limitation shall be applied to all distributions that are "subject to the Deduction Limitation" under this Plan. If an Employer determines in good faith prior to a Post-Participation Change in Control that there is a reasonable likelihood that any compensation paid to a Participant for a taxable year of the Employer would not be deductible by the Employer solely by reason of the limitation under Code Section 162(m), then to the extent deemed necessary by the Employer to ensure that the entire amount of any distribution to the Participant pursuant to this Plan prior to the Post-Participation Change in Control is deductible, the Employer may defer all or any portion of a distribution under this Plan. Any amounts deferred pursuant to this limitation shall be credited with interest at the Moody's Rate (as defined in the Installment Payment Method definition below), compounded semiannually. The amounts so deferred and interest thereon shall be distributed to the Participant or his or her Beneficiary (in the event of the Participant's death) at the earliest possible date, as determined by the Employer in good faith, on which the deductibility of compensation paid or payable to the Participant for the taxable year of the Employer during which the distribution is made will not be limited by Code Section 162(m), or if earlier, the effective date of a Post-Participation Change in Control. Notwithstanding anything to the contrary in this Plan, the Deduction Limitation shall not apply to any distributions made after a Post-Participation Change in Control, if such Participant ceases to be an employee of all Employers within one year of such Change in Control.

1.12
"Deemed Retirement Date" shall mean the first day of the month following the date a Participant or former Participant attains the age of sixty-five (65).

1.13
"Disability" shall mean a Participant ceasing to be an employee of all Employers as a result of a permanent disability, as defined in the Participant's Employer's long-term disability plan, or, if a Participant does not participate in the Employer's plan, a permanent disability under such a plan had the Participant been a participant in such a plan. The interpretation of the definition of "permanent disability" under a plan shall be determined in the sole discretion of the Committee. If the Participant's Employer does not sponsor a long-term disability plan or discontinues to sponsor such a plan, Disability shall be determined by the Committee in its sole discretion.

1.14
"Disability Date" shall mean the first day of the month following the date of the Disability.

1.15
"Early Retirement" shall mean the ceasing to be an employee of all Employers, on or after his or her attainment of both age fifty-five (55) and ten (10) or more Years of Service, for any reason other than a Leave of Absence, Normal Retirement, Termination For Cause, death or Disability.

1.16
"Early Retirement Date" shall mean the first day of the month following the date of Early Retirement.

1.17
"Effective Date" shall mean May 8, 2000.

1.18
"Employer(s)" shall mean the Company and/or any of its subsidiaries that have been selected by the Board to participate in the Plan.

1.19
"Enrolled Actuary" shall mean a person enrolled by the Joint Board for the Enrollment of Actuaries established under subtitle C of title II of ERISA who has been engaged by the Company to make and render all necessary actuarial determinations, statements, opinions, assumptions, reports and valuations under this Agreement. After a Change in Control, the Company and/or Employer shall not change the Enrolled Actuary without the consent of at least a majority of the Participants.

1.20
"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as may be amended from time to time.

1.21
"Final Average Compensation" shall mean the average of such Participant's Compensation for his or her highest average Compensation for any period of five consecutive Plan Years during his or her last ten Plan Years (or if he or she had fewer than ten Plan Years, during all Plan Years). If the Participant had fewer than five consecutive Plan Years, then the average of all Plan Years shall be used. For purposes of the calculation, there shall be included as one of those Plan Years the annualized Compensation for the Plan Year in which the event that entitled the Participant to a distribution of benefits under this Plan occurred if the result would be to increase Final Average Compensation. Additionally, any Plan Year in which there are no Hours of Service shall be deemed not to exist for purposes of the five year average/ten year period if disregarding the Plan Year would result in an increase in Final Average Compensation.

1.22
"First Applicable Compensation Percentage" shall mean:

(a)
In the case of death, Retirement or Termination of Employment, 1.5% times such Participant's Years of Service. If a Participant's Years of Service exceed 35, for purposes of the calculation in the previous sentence, such Participant's Years of Service shall be deemed to be 35.

(b)
In the case of Disability, the First Applicable Compensation Percentage shall be calculated in the same manner as set forth in (a) above with respect to Retirement except that the period from the Disability Date to what would otherwise have been such Participant's Normal Retirement Date shall be considered "Years of Service" for purposes of the calculation, whether or not such time period has expired at the time of the calculation (the maximum of 35 shall continue to apply).

1.23
"Hour(s) of Service" shall have the meaning set forth in Section 1.25 of the Qualified Retirement Plan.

1.24
"Installment Payment Method" shall mean the Actuarial Equivalent of the Participant's Vested SERP Benefit, calculated under the Lump Sum Payment Method but payable in equal monthly installments of principal on the first day of each calendar month over 5, 10 or 15 years, as properly elected by the Participant pursuant to the Committee's rules and procedures as may be in effect from time to time, with interest at the Moody's Rate, compounded annually and payable monthly along with the principal payment. The "Moody's Rate" for any calendar year shall be an interest rate, stated as an annual rate, that is published in Moody's Bond Record under the heading of "Moody's Corporate Bond Yield Averages—Av. Corp" (or any successor to this published rate), for the month of November prior to the commencement of such calendar year for which the rate is to be used. Payments shall commence the first day of the calendar month after the Retirement Date, Deemed Retirement Date, Disability Date, or the date of death, as the case may be.

1.25
"Joint and Survivor Annuity Payment Method" shall mean the Actuarial Equivalent of the Participant's Vested SERP Benefit, payable on a monthly basis on the first day of the calendar month, in the form of an annuity for the life of the Participant with a 100%, 75%, 66 2/3% or 50% survivor annuity for the life of the Participant's Beneficiary, as such Participant shall designate on the Beneficiary and Payment Designation Form. Payments shall commence on the first day of the calendar month immediately following the Retirement Date, Deemed Retirement Date or Disability Date, as the case may be.

1.26
"Leave of Absence" shall mean any paid or unpaid leave of absence that is approved by the Committee in its sole and absolute discretion.

1.27
"Level Benefit Annuity Payment Method" shall mean in the case of a Participant who Retires before his or her Normal Retirement Date, the Actuarial Equivalent of the Participant's Vested SERP Benefit, payable on a monthly basis on the first day of the calendar month, in the form of an annuity for the life of the Participant but adjusted upward prior to the anticipated commencement date of his or her anticipated old age benefits under the Social Security Act, and decreased, or if necessary eliminated, after such date, in order to provide monthly payments to the Participant which, when added to his or her anticipated monthly old age benefits under the Social Security Act, would provide monthly payments for life that are substantially uniform in amount. For purposes of determining a Participant's anticipated old age benefits under the Social Security Act, the assumptions set forth in the definition of Social Security Benefit shall be utilized.

1.28
"Life Annuity Payment Method" shall mean the Actuarial Equivalent of the Participant's Vested SERP Benefit, payable on a monthly basis on the first day of the calendar month, in the form of an annuity for the life of the Participant, with the provision that if the Participant dies before receiving 36, 60 or 120 monthly payments, as he or she shall designate on the Beneficiary and Payment Designation Form, his or her Beneficiary shall receive the remainder of such monthly payments. Payments shall commence on the first day of the calendar quarter immediately following the Retirement Date, Deemed Retirement Date or Disability Date, as the case may be.

1.29
"Life Annuity Benefit" shall mean a benefit that is calculated in the form of an annuity, payable on a monthly basis on the first day of the calendar month and commencing on the first day of the calendar quarter immediately following the date that gives rise to the benefit, for the life of the Participant, calculated using the actuarial assumptions set forth in the definition of "Actuarial Equivalent".

1.30
"Lump Sum Cash-Out Option" shall have the meaning set forth in Section 4.3(d).

1.31
"Lump Sum Payment Method" shall mean the Actuarial Equivalent of the Participant's Vested SERP Benefit, payable in a lump sum on the Retirement Date, Disability Date or thirty (30) days after the date of death, as the case may be.

1.32
"Normal Retirement" shall mean a Participant ceasing to be an employee of all Employers, on or after the attainment of age sixty-five (65) for any reason other than a Leave of Absence, Termination For Cause, death or Disability.

1.33
"Normal Retirement Date" shall mean the first day of the month following the date of Normal Retirement.

1.34
"Partial Lump Sum Payment Method" shall mean the Actuarial Equivalent of the Participant's Vested SERP Benefit, a percentage of which shall be payable in a lump sum (as such Participant shall designate on the Beneficiary and Payment Designation Form) on the first day of the calendar month after the Retirement Date, Deemed Retirement Date, Disability Date or the date of death, as the case may be, and the remainder of which shall be payable under the Life Annuity Payment Method or the Joint and Survivor Annuity Payment Method, as the case may be (as such Participant shall designate on the Beneficiary and Payment Designation Form).

1.35
"Participant" shall mean any employee (i) who is selected to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs a Plan Agreement and a Beneficiary and Payment Designation Form, (iv) whose signed Plan Agreement and Beneficiary and Payment Designation Form are accepted by the Committee, and (v) whose Plan Agreement has not terminated. Despite the foregoing, a spouse or former spouse of a Participant shall not be treated as a Participant in the Plan, even if he or she has an interest in the Participant's benefits under this Plan as a result of state property or family law, or property settlements resulting from a legal separation or divorce.

1.36
"Plan" shall mean the Company's Supplemental Executive Retirement Plan, which shall be evidenced by this instrument and by each Plan Agreement, as amended from time to time.

1.37
"Plan Agreement" shall mean a written agreement, as may be amended from time to time, which is entered into by and between an Employer and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement.

1.38
"Plan Year" shall begin on January 1 of each year and continue through December 31.

1.39
"Post-Participation Change in Control" with respect to a Participant shall mean a Change in Control that occurs on or after the date such person becomes a Participant. If a Change in Control occurs before such period, such Change in Control shall not be considered a Post-Participation Change in Control with respect to that Participant.

1.40
"Pre-Retirement Survivor Annuity Payment Method" shall mean a benefit that is the Actuarial Equivalent of the Participant's Vested SERP Benefit, payable on a monthly basis on the first day of the calendar month, to such Participant's Beneficiary in the form of an annuity for the life of such Beneficiary. Payments shall commence on the first day of the calendar quarter immediately following the date of death.

1.41
"Qualified Retirement Plan" shall mean that certain Utility Employees' Retirement Plan, established on December 30, 1957, effective as of December 31, 1957, by Suburban Water Systems, a California corporation, amended multiple times until amended and restated as of December 31, 1987 by that certain "Thirteenth Amendment to The Utility Employees' Retirement Plan," further amended by amendments fourteen (adopted December 12, 1996), fifteen and sixteen (adopted as of December 30, 1999) and terminated effective as of December 30, 1999, with benefit accruals under the plan ceasing as of December 30, 1999.

1.42
"Qualified Retirement Plan Benefit" shall mean the annual amount resulting from calculating the Actuarial Equivalent of Participant's anticipated benefits under the Qualified Retirement Plan as a Life Annuity Benefit commencing on the Retirement Date, Disability Date, Termination Date or date of death, as the case may be.

1.43
"Retirement", "Retires" or "Retired" shall mean, in each instance, Early Retirement or Normal Retirement, as the case may be.

1.44
"Retirement Date" shall mean, in each instance, the Early Retirement Date or the Normal Retirement Date, as the case may be.

1.45
"Second Applicable Compensation Percentage" shall mean:

(a)
In the case of death, Retirement or Termination of Employment, 0.5% times such Participant's Years of Service. If a Participant's Years of Service exceed 35, for purposes of the calculation in the previous sentence, such Participant's Years of Service shall be deemed to be 35.

(b)
In the case of Disability, the Second Applicable Compensation Percentage shall be calculated in the same manner as set forth in (a) above with respect to Retirement except that the period from the Disability Date to what would otherwise have been such Participant's Normal Retirement Date shall be considered "Years of Service" for purposes of the calculation, whether or not such time period has expired at the time of the calculation (the maximum of 35 shall continue to apply).

1.46
"SERP Benefit" shall mean, in all cases other than Early Retirement, Disability, Termination of Employment or Termination For Cause, a Life Annuity Benefit, commencing on the Retirement Date or the date of death, as the case may be, that provides an annual amount equal to:

(a)
the Participant's Final Average Compensation multiplied by the First Applicable Compensation Percentage; plus

(b)
the Participant's Final Average Compensation minus $825.00 multiplied by the Second Applicable Compensation Percentage; less

(c)
the Social Security Benefit; less

(d)
the Qualified Retirement Plan Benefit.

  In the case of Disability or Termination of Employment, the SERP Benefit shall be calculated in the manner provided above, except that the Life Annuity Benefit shall be calculated commencing on the later of: (i) age sixty-five (65) or (ii) the Disability Date or the Termination Date, as the case may be.

  In the case of Early Retirement, the SERP Benefit shall be the greater of: (1) the amount calculated in the manner provided above, reduced by a percentage equal to 0.35 percent (0.35%) multiplied by the number of complete months by which such Participant's Early Retirement Date precedes his or her Normal Retirement Date; or (2) the Actuarial Equivalent of the benefit calculated above, calculated as if payments would commence on what would have been such Participant's Normal Retirement Date.

  Notwithstanding anything to the contrary contained herein, in the event of a Termination For Cause, a Participant's SERP Benefit shall be zero.

1.47
"Social Security Benefit" shall mean the annual amount resulting from calculating the Actuarial Equivalent of Participant's anticipated old age benefits under the Social Security Act, as a Life Annuity Benefit commencing on the Retirement Date, Disability Date, Termination Date or date of death, as the case may be. In calculating a Participant's anticipated old age benefits under the Social Security Act in all cases other than Disability and Termination of Employment, it shall be assumed that (i) the Participant will receive no future wages that would be treated as wages for purposes of the Social Security Act, (ii) the Participant will begin receiving Social Security benefits at age 65, and (iii) the Social Security benefits will be calculated in accordance with the law in effect at the Retirement Date or date of death, as the case may be. In the case of Disability or Termination of Employment, it shall be assumed that (i) the Participant will receive through age 65 future annual wages that would be treated as wages for purposes of the Social Security Act equal to the greater of his or her Compensation received in the year of the Disability or Termination of Employment or the prior calendar year, (ii) the Participant will begin receiving Social Security benefits at age 65, and (iii) the Social Security benefits will be calculated in accordance with the law in effect at the Disability Date or the Termination Date, as the case may be. The Social Security Benefit, once calculated, shall be frozen as of the Retirement Date, Disability Date, Termination Date or date of death, as the case may be.

1.48
"Termination Date" shall mean the first day of the month following the date of a Termination of Employment.

1.49
"Termination For Cause" shall mean ceasing to be an employee of all Employers after a determination by an Employer that the Participant had willfully violated a Company policy that materially adversely affected, or is reasonably believed will materially adversely affect, the operations or financial condition of the Company.

1.50
"Termination of Employment" shall mean a Participant ceasing to be an employee of all Employers, voluntarily or involuntarily, but shall exclude cessation of employment with all Employers as a result of a Leave of Absence, Retirement, death, Disability or a Termination for Cause.

1.51
"Trust" shall mean the trust established pursuant to that certain Master Trust Agreement, dated as of May 8, 2000 between the Company and the trustee named therein, as amended from time to time.

1.52
"Vested SERP Benefit" shall mean: (i) in the case of Retirement, death or Disability, the SERP Benefit; (ii) in the case of Termination of Employment with five or more Years of Service, the SERP Benefit; and (iii) in the case of Termination of Employment with less than five Years of Service, zero.

1.53
"Year(s) of Service" shall have the meaning set forth in Section 1.48 of the Qualified Retirement Plan except that for purposes of such definition, the term "Plan Year" shall have the meaning set forth in this Plan. In the event the Participant's last Plan Year to be utilized for a calculation set forth in this Plan does not constitute a Year of Service solely because he or she has less than one thousand Hours of Service, such Participant shall be credited with twelfth-Years of Service, the number of which shall equal the number of calendar months in such Plan Year in each of which he or she had at least one Hour of Service.

ARTICLE 2
Eligibility

2.1
Selection by Committee.    Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employers. From that group, the Committee shall select, in its sole discretion, employees to participate in the Plan.

2.2
Enrollment Requirements.    As a condition to participation, each selected employee shall complete, execute and return to the Committee a Plan Agreement and a Beneficiary and Payment Designation Form. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3
Commencement of Participation.    Provided an employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee, that employee shall commence participation in the Plan on the date specified by the Committee. If a selected employee fails to meet all such requirements prior to that date, that employee shall not be eligible to participate in the Plan until the completion of those requirements.

ARTICLE 3
Employment Taxes

3.1
FICA and Other Taxes.    A Participant's Employer shall withhold, from a Participant's compensation otherwise payable during a Plan Year, the Participant's share of FICA and other employment taxes, if any, that are attributable to his or her benefits under this Plan. Such amounts shall be withheld in a manner determined by the Employer.

ARTICLE 4
Benefits

4.1
Eligibility for Benefits.    If a Participant dies, Retires or suffers a Disability or a Termination of Employment, he, she and/or his or her Beneficiary shall be entitled to his or her Vested SERP Benefit payable in the manner provided in this Article. If a Participant suffers a Termination For Cause, such Participant's Vested SERP Benefit shall be zero. Except as otherwise provided herein, any payments otherwise payable pursuant to this Article 4 shall be subject to the Deduction Limitation.

4.2
Commencement of Benefit Payments.    The payment of benefits shall commence as follows:

(a)
Retirement.    If a Participant's benefits become payable because of his or her Retirement, such Participant's benefit payments shall commence as soon as administratively practicable after the date on which such Participant Retired, consistent with the payment method selected.

(b)
Termination of Employment.    If a Participant's benefits become payable because of his or her Termination of Employment, unless the Company exercises the Lump Sum Cash-Out Option, such Participant's benefit payments shall commence as soon as administratively practicable after the Deemed Retirement Date. If the Company exercises its Lump Sum Cash-Out

    Option, such Participant's benefit payments shall commence as soon as administratively practicable after the Termination Date.

  (c)
  Disability or Death.    If benefits become payable because of a Participant's death or Disability, such benefit payments shall commence as soon as administratively practicable following the Committee's receipt of written proof or determination of such Participant's death or Disability, consistent with the payment method selected.

  (d)
  Reasonable Time; Adjustment in Payments.    For purposes of this Section 4.2, "as soon as administratively practicable" shall not exceed 120 days from the date of the specified event, except in extraordinary circumstances, as determined in the sole discretion of the Committee. Payments under the method of payment elected by the Participant shall be adjusted on an Actuarial Equivalent basis should the payments commence on a date that is different than the date anticipated under the payment method.

4.3
Forms of Payment; Elections.

(a)
Retirement or Disability.    A Participant who is entitled to receive a benefit under Section 4.1 because of Retirement or Disability, may elect to receive the Vested SERP Benefit under the Joint and Survivor Annuity Payment Method, the Life Annuity Payment Method, Level Benefit Annuity Payment Method, the Lump Sum Payment Method, the Partial Lump Sum Payment Method or the Installment Payment Method. A Participant may elect (or change any prior election), in the case of Retirement, at any time prior to one year before his or her Retirement or, in the case of a Disability, at any time prior to suffering the Disability, to receive his or her Vested SERP Benefit under any of these payment methods. The election must be consented to in writing by the electing Participant's spouse before the election is valid. Such an election shall be made in accordance with the Committee's rules and procedures as may be in effect from time to time. If no valid election is made within the time limits set forth above, the Vested SERP Benefit will be paid under the Joint and Survivor Annuity Payment Method using 50% as the survivor annuity, if a Beneficiary has been designated in accordance with Article 9 and is alive, or the Life Annuity Payment Method, in all other cases.

(b)
Death before Retirement, Disability, Termination of Employment or Termination For Cause.    A Participant may elect to have his or her Beneficiary receive the Vested SERP Benefit under the Pre-Retirement Survivor Annuity Payment Method, the Lump Sum Payment Method or the Installment Payment Method in the event the Participant's Beneficiary is entitled to receive a benefit under Section 4.1 because of Participant's death before Retirement, Disability, Termination of Employment or Termination For Cause. A Participant may elect (or change any prior election) at any time prior to death to have his or her Beneficiary receive his or her Vested SERP Benefit under any of these payment methods. The election must be consented to in writing by the electing Participant's spouse before the election is valid. Such an election shall be made in accordance with the Committee's rules and procedures as may be in effect from time to time. If no valid election is made prior to the Participant's death, the Vested SERP Benefit will be paid under the Pre-Retirement Survivor Annuity Payment Method, if a Beneficiary has been designated in accordance with Article 9 and is alive, or the Lump Sum Payment Method in all other cases.

(c)
Death after Retirement, Disability or Termination of Employment.    If a Participant dies after he or she Retires, suffers a Disability or suffers a Termination of Employment (and the Company did not exercise the Lump Sum Cash-Out Option), his or her payment of the Vested SERP Benefit shall be governed by Section 4.3(a) or 4.3(d), as the case may be, and not Section 4.3(b). Payments, if any, that become due and payable after Participant's death shall be paid to the Participant's Beneficiary.

  (d)
  Termination of Employment.    A Participant who is entitled to receive a benefit under Section 4.1 because of a Termination of Employment may elect to receive the Vested SERP Benefit under the Joint and Survivor Annuity Payment Method, the Life Annuity Payment Method, the Lump Sum Payment Method, the Partial Lump Sum Payment Method or the Installment Payment Method. A Participant may elect (or change any prior election) at any time prior to one year prior to suffering the Termination of Employment to receive his or her Vested SERP Benefit under any of these payment methods. The election must be consented to in writing by the electing Participant's spouse before the election is valid. Such an election shall be made in accordance with the Committee's rules and procedures as may be in effect from time to time. If no valid election is made within the time limits set forth above, the Vested SERP Benefit will be paid under the Joint and Survivor Annuity Payment Method using 50% as the survivor annuity, if a Beneficiary has been designated in accordance with Article 9 and is alive, or the Life Annuity Payment Method, in all other cases. At the option of the Company, to be exercised in the sole and absolute discretion of the Committee (the "Lump Sum Cash-Out Option"), in lieu of the payment method selected pursuant to the terms of this Section 4.3(d), the Company shall have the right to pay the Participant the Vested SERP Benefit under the Lump Sum Payment Method, but payable on the Termination Date instead of the dates set forth in the Lump Sum Payment Method definition.

  (e)
  Withdrawal Election.    A Participant may elect, at any time after he or she becomes eligible to receive benefit payments under this Plan, to receive those payments in a lump sum, calculated as follows: First, the amount he or she would have received at the applicable commencement date set forth in Section 4.2 had the Lump Sum Payment Method been elected (based on the applicable life expectancies of Participant and/or Beneficiary as of the applicable commencement date, if life expectancy is involved in the calculation) shall be calculated, using the interest rate under the Actuarial Equivalent definition in effect as of the election date as the discount rate. Next, the present value of all payments received through the date of the election, calculated as of the applicable commencement date and using the interest rate under the Actuarial Equivalent definition in effect as of the election date as the discount rate, shall be subtracted from the amount calculated in the preceding sentence. The remainder described in the preceding sentence shall next be increased for interest from the date of the applicable commencement date to the date of the election, using an interest rate equal to the interest rate under the Actuarial Equivalent definition in effect as of the election date, compounded annually. Finally, the figure arrived at in the preceding sentence shall be reduced by a 10% penalty (this net amount shall be referred to as the "Participant Benefit Amount").

    A Beneficiary may elect, at any time after he or she becomes eligible to receive benefit payments under this Plan, to receive those payments in a lump sum, calculated as follows: First, the present value of all payments he or she would be expected to receive, calculated as of the date of the death of the Participant (based on the Beneficiary's life expectancy as of the date of death of the Participant, if life expectancy is involved in the calculation) shall be calculated, using the interest rate under the Actuarial Equivalent definition in effect as of the election date as the discount rate. Next, the present value of all payments received through the date of the election, calculated as of the date of death of the Participant and using the interest rate under the Actuarial Equivalent definition in effect as of the election date as the discount rate, shall be subtracted from the amount calculated in the preceding sentence. The remainder described in the preceding sentence shall next be increased for interest from the date of death of the Participant to the date of the election, using an interest rate equal to the interest rate under the Actuarial Equivalent definition in effect as of the election date, compounded annually. Finally, the figure arrived at in the preceding sentence shall be reduced by a 10% penalty (this net amount shall be referred to as the "Beneficiary Benefit Amount").

    No election to partially accelerate benefits shall be allowed. The Participant or Beneficiary, as the case may be, shall make this election by giving the Committee advance written notice of the election in a form determined from time to time by the Committee. The Participant or Beneficiary, as the case may be, shall be paid the Participant Benefit Amount or Beneficiary Benefit Amount within 60 days of his or her election, and such payment shall not be subject to the Deduction Limitation. Once the applicable Benefit Amount is paid, participation in the Plan shall terminate and the Participant, if still alive, shall not be eligible to participate in the Plan in the future.

  (f)
  Committee Discretion.    Upon the request of a Participant, the Committee, in its sole discretion and consistent with its established procedures and rules, may consider other forms of benefit payments, or the timing of benefit payments, as it deems necessary or prudent under the circumstances.

4.4
Limitation on Benefits.    Notwithstanding anything that could be construed to the contrary in this Article 4, in no event shall a Participant or his or her Beneficiary receive more than one form of benefit under this Article 4.

4.5
Withholding and Payroll Taxes.    The Employers shall withhold from any and all benefits paid under this Article 4, all federal, state and local income, employment and other taxes required to be withheld by the Employer in connection with the benefits hereunder, in amounts and in a manner to be determined in the sole discretion of the Employers.

ARTICLE 5
Termination, Amendment or Modification of the Plan

5.1
Plan Termination.    Each Employer reserves the right to terminate the Plan at any time with respect to its participating employees by the actions of its board of directors. The termination of the Plan shall not adversely affect any Participant or his or her Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination; provided, however, that the Employer shall have the right to accelerate payments by paying the Actuarial Equivalent value of such payments. For all other Participants, upon the termination of the Plan, all Plan Agreements shall terminate and the Actuarial Equivalent of a Participant's Vested SERP Benefit assuming such Participant Retired (if eligible) or suffered a Termination of Employment as of the date of the termination (which ever provides the Participant with a greater Vested SERP Benefit) shall be paid out in a lump sum.

5.2
Amendment.    Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to its participating employees by the actions of its board of directors; provided, however, that no amendment or modification shall be effective to decrease or restrict a Participant's Vested SERP Benefit assuming such Participant Retired (if eligible) or suffered a Termination of Employment as of the date of the amendment (which ever provides the Participant with a greater Vested SERP Benefit), determined on an Actuarial Equivalent basis. The amendment or modification of the Plan shall not affect any Participant or his or her Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification; provided, however, that the Employer shall have the right to accelerate installment payments by paying the Actuarial Equivalent value of such payments either in a lump sum or in some other accelerated form of payment.

5.3
Termination of Plan Agreement.    Absent the earlier termination, modification or amendment of the Plan, the Plan Agreement of any Participant shall terminate upon the full payment of the applicable benefit provided under Article 4.

ARTICLE 6
Other Benefits and Agreements

6.1
Coordination with Other Benefits.    The benefits provided for a Participant under this Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employers. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

ARTICLE 7
Administration of the Plan

7.1
Committee Duties.    This Plan shall be administered by a Committee which shall consist of the Board, or such committee as the Board shall appoint. Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.

7.2
Agents.    In the administration of this Plan, the Committee may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to any Employer.

7.3
Binding Effect of Decisions.    The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4
Indemnity of Committee.    All Employers shall indemnify and hold harmless the members of the Committee against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee or any of its members.

7.5
Employer Information.    To enable the Committee to perform its functions, each Employer shall supply full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability or death of its Participants, and such other pertinent information as the Committee may reasonably require.

ARTICLE 8
Claims Procedures

8.1
Presentation of Claim.    Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a "Claimant") may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 60 days after such notice was received by the Claimant. The claim must state with particularity the determination desired by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

8.2
Notification of Decision.    The Committee shall consider a Claimant's claim within a reasonable time, and shall notify the Claimant in writing:

(a)
that the Claimant's requested determination has been made, and that the claim has been allowed in full; or

  (b)
  that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant's requested determination, and such notice must set forth such conclusion in a manner that it believes will be understood by the Claimant:

  (i)
  the specific reason(s) for the denial of the claim, or any part of it;

  (ii)
  specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

  (iii)
  a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

  (iv)
  an explanation of the claim review procedure set forth in Section 8.3 below.

8.3
Review of a Denied Claim.    Within 60 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant's duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant's duly authorized representative):

(a)
may review pertinent documents;

(b)
may submit written comments or other documents; and/or

(c)
may request a hearing, which the Committee, in its sole discretion, may grant.

8.4
Decision on Review.    The Committee shall render its decision on review promptly, and not later than 60 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee's decision must be rendered within 120 days after such date. Such decision must be written in a manner the Committee believes will be understood by the Claimant, and it must contain:

(a)
specific reasons for the decision;

(b)
specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(c)
such other matters as the Committee deems relevant.

8.5
Legal Action.    A Claimant's compliance with the foregoing provisions of this Article 8 is a mandatory prerequisite to a Claimant's right to commence any legal action with respect to any claim for benefits under this Plan.

ARTICLE 9
Beneficiary Designation

9.1
Beneficiary.    Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a beneficiary upon the death of a Participant. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates.

9.2
Beneficiary Designation; Change; Spousal Consent.    A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary and Payment Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary and Payment Designation Form and the Committee's rules and procedures, as in effect from time to time. If the Participant names someone other than his or her spouse as a Beneficiary, a spousal consent, in the form designated by the Committee, must be signed by that Participant's spouse and returned to the Committee. If the Participant names an entity as the Beneficiary and selects an annuity payment method that must be calculated by using the life expectancy of the Beneficiary, he or she shall also name an individual as the measuring life for purposes of the annuity. Upon the acceptance by the Committee of a new Beneficiary and Payment Designation Form, all Beneficiary designations previously filed shall be cancelled. The Committee shall be entitled to rely on the last Beneficiary and Payment Designation Form filed by the Participant and accepted by the Committee prior to his or her death.

9.3
Acknowledgment.    No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Committee or its designated agent.

9.4
No Beneficiary Designation.    If a Participant fails to designate a Beneficiary as provided in Sections 9.1, 9.2 and 9.3 above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's benefits, then the Participant's designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan shall be payable to his or her estate (and if a life expectancy is needed in order to calculate the benefits remaining, the estate will be deemed to have a life expectancy equal to the Participant's life expectancy at the date of death).

9.5
Doubt as to Beneficiary.    If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Participant's Employer to withhold such payments until this matter is resolved to the Committee's satisfaction.

9.6
Discharge of Obligations.    The payment of benefits under the Plan to a Beneficiary shall fully and completely discharge all Employers and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant's Plan Agreement shall terminate upon such full payment of benefits.

ARTICLE 10
Trust

10.1
Establishment of the Trust.    The Company shall establish the Trust, and the Employers shall at least annually transfer over to the Trust such amounts as the Enrolled Actuary shall certify as necessary to fund all anticipated Vested SERP Benefits, and for utilizing the aggregate cost method with the following assumptions:

Annual earnings rate:	7.5%
Mortality:
Pre-retirement	None
Post-retirement	Death at age 80
Compensation Increases:	5.0% annually
Retirement age:	55
Social Security Increases:	3% annually
10.2
Interrelationship of the Plan and the Trust.    The provisions of the Plan and the Plan Agreement shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of the Trust shall govern the rights of the Employers, Participants and the creditors of the Employers to the assets transferred to the Trust. Each Employer shall at all times remain liable to carry out its obligations under the Plan. Each Employer's obligations under the Plan may be satisfied with Trust assets distributed pursuant to the terms of the Trust, and any such distribution shall reduce the Employer's obligations under this Agreement.

ARTICLE 11
Miscellaneous

11.1
Unsecured General Creditor.    Participants and their Beneficiaries, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of an Employer. Any and all of an Employer's assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. An Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

11.2
Employer's Liability.    An Employer's liability for the payment of benefits shall be defined only by the Plan and the Plan Agreement, as entered into between the Employer and a Participant. An Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Agreement.

11.3
Nonassignability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable, except that the foregoing shall not apply to any family support obligations set forth in a court order. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

11.4
Not a Contract of Employment.    The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between any Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless otherwise expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of any Employer or to interfere with the right of any Employer to discipline or discharge the Participant at any time.

11.5
Furnishing Information.    A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

11.6
Terms.    Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

11.7
Captions.    The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

11.8
Governing Law.    Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

11.9
Notice.    Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

    SERP Committee
    Southwest Water Company
    225 North Barranca Avenue, Suite 200
    West Covina, California 91791-1605

  or to such other address as may furnished to the Participant in writing in accordance with this notice provision. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

  Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

11.10
Successors.    The provisions of this Plan shall bind and inure to the benefit of the Participant's Employer and its successors and assigns and the Participant and the Participant's Beneficiary.

11.11
Spouse's Interest.    The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse's will, nor shall such interest pass under the laws of intestate succession.

11.12
Validity.    In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

11.13
Incompetent.    If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, in competency, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

11.14
Court Order.    The Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party.

11.15
Distribution in the Event of Taxation.

(a)
General.    If, prior to a Post-Participation Change in Control, all or any portion of an affected Participant's benefit under this Plan becomes taxable to the Participant for any reason prior to receipt, a Participant may petition the Committee for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, a Participant's Employer shall distribute to the Participant immediately available funds in an amount that is sufficient to pay all federal, state and local taxes that have resulted from any benefit that has become taxable, plus interest and penalties thereon. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

    If, after a Post-Participation Change in Control, all or any portion of an affected Participant's benefit under this Plan becomes taxable to the Participant for any reason prior to receipt, a

    Participant may petition the Trustee for a distribution of an amount up to that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld, the Trustee shall distribute to the Participant immediately available funds in an amount that is sufficient to pay all federal, state and local taxes that have resulted from any benefit that has become taxable, plus interest and penalties thereon. If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant's petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

  (b)
  Trust.    If the Trust terminates in accordance with Section 3.6(e) of the Trust and benefits are distributed from the Trust to a Participant in accordance with that Section, the Participant's benefits under this Plan shall be reduced to the extent of such distributions.

11.16
Legal Fees To Enforce Rights After a Post-Participation Change in Control.    The Company is aware that upon the occurrence of a Post-Participation Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny affected Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Post-Participation Change in Control, it should appear to any affected Participant that the Company or an Employer has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company, an Employer, or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorizes such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company, an Employer or any director, officer, shareholder or other person affiliated with the Company or an Employer or any successor thereto in any jurisdiction.

        IN WITNESS WHEREOF, the Company has signed this Plan document as of May 8, 2000.

"Company"
SOUTHWEST WATER COMPANY a Delaware corporation
By:	/s/ SHELLEY A. FARNHAM
Title:	VP, Human Resources

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  Exhibit 10.7
SOUTHWEST WATER COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN MASTER PLAN DOCUMENT EFFECTIVE MAY 8, 2000